                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                  FORM 8-K/A
                                AMENDMENT NO. 1

                                 CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                June 16, 2000
                 ------------------------------------------------
                 Date of Report (date of earliest event reported)



                                  e-MedSoft.com
              ----------------------------------------------------
              Exact name of Registrant as Specified in its Charter



          Nevada                   1-15587                 84-1037630
---------------------------    ---------------    ---------------------------
State or Other Jurisdiction    Commission File    IRS Employer Identification
      of Incorporation             Number                    Number



          1300 Marsh Landing Parkway, Suite 106, Jacksonville, FL 32250
          -------------------------------------------------------------
            Address of Principal Executive Offices, Including Zip Code



                                 (904) 543-1001
               --------------------------------------------------
               Registrant's Telephone Number, Including Area Code

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a) FINANCIAL INFORMATION OF BUSINESSES ACQUIRED. The following financial statements for VidiMedix Corporation as of December 31, 1999 and March 31, 2000 (unaudited), and for the year ended December 31, 1999, and the three months ended March 31, 2000 and 1999 (unaudited) are filed herewith:

                                    INDEX
                                                                PAGE

  Financial Statements For the year ended December 31, 1999, and the three month periods ended March 31, 2000 and 1999 (unaudited), Together With Report of Independent
  Public Accountants:

  Report of Independent Public Accountants ..................    F-1

  Balance Sheets - December 31, 1999 and March 31, 2000
  (unaudited) ...............................................    F-2

  Statements of Operations for the year ended December 31,
  1999 and the three months ended March 31, 2000 and
  1999 (unaudited)...........................................    F-3

  Statements of Changes in Shareholders' Deficit for the year ended December 31, 1999 and the three month period ended
  March 31, 2000 (unaudited) ................................    F-4

  Statements of Cash Flows for the year ended December 31,
  1999 and the three month periods ended March 31, 2000 and
  1999 (unaudited) ..........................................    F-5

  Notes to Financial Statements for the year ended
  December 31, 1999 .........................................    F-6-F-19

     (b) PRO FORMA FINANCIAL INFORMATION. Unaudited Pro Forma Financial Statements for e-MedSoft.com and VidiMedix Corporation as of March 31, 2000, and for the year ended December 31, 1999 are filed herewith on pages F-20 to F-23.

     (c)  EXHIBITS.

     Exhibit
     Number               Description                   Location
     -------              -----------                   --------

     10.16    Agreement and Plan of Merger and     Previously filed
              Reorganization dated June 6, 2000,
              among e-MedSoft.com, VidiMedix
              Acquisition Corporation and
              VidiMedix Corporation

     10.17    First Amendment to Agreement and     Previously filed
              Plan of Merger and Reorganization
              dated June 14, 2000, among
              e-MedSoft.com and VidiMedix
              Acquisition Corporationn

     23       Consent of Independent Public        Filed electronically
              Accountants                          herewith





                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                      e-MedSoft.com



Dated: August 30, 2000                By:/s/ Margaret A. Harris
                                      Margaret A. Harris, Chief Financial
                                      Office

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS






To the Board of Directors and Shareholders of VidiMedix Corporation:

We have audited the accompanying balance sheet of VidiMedix Corporation (a Texas corporation) as of December 31, 1999, and the related statements of operations, changes in shareholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VidiMedix Corporation as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company was acquired by a subsidiary of e-MedSoft.com (e-MedSoft) for assumption of approximately $6.2 million of the Company's debt and liabilities. e-MedSoft settled certain of these liabilities through the issuance of its common stock and warrants to acquire its common stock, and it has provided funding so that a portion of these obligations could be repaid by the Company. The Company, however, has suffered recurring losses from operations and has historically not generated positive cash flows from operations, and e-MedSoft's plans with respect to the Company have not yet been finalized. These items raise substantial doubt about the Company's ability to continue as going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.



/s/ Arthur Andersen, LLP

Austin, Texas
August 30, 2000

                             VIDIMEDIX CORPORATION

                                BALANCE SHEETS

                                               December 31,     March 31,
                                                   1999           2000
                                               ------------   ------------
                                                               (Unaudited)
                             ASSETS
CURRENT ASSETS:
  Cash                                         $      1,048   $      3,705
  Accounts receivable                               116,752         62,846
  Inventory                                          74,931         65,820
  Prepaid expenses and other current
   assets                                           411,629        398,942
                                               ------------   ------------
          Total current assets                      604,360        531,313
                                               ------------   ------------

PROPERTY AND EQUIPMENT, net                          79,578         73,762
SOFTWARE DEVELOPMENT COSTS, net                     734,861        667,028
DEPOSITS AND OTHER ASSETS                           101,642        739,956
                                               ------------   ------------
          Total assets                         $  1,520,441   $  2,012,059
                                               ============   ============

            LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable                             $    707,566   $  1,089,017
  Accrued liabilities                             1,023,236      1,303,142
  Deferred revenue                                1,112,445      1,223,798
  Notes payable to related parties                  752,903        862,903
  Notes payable to employees                        157,330        157,330
  Notes payable                                   1,880,938      2,169,840
                                               ------------   ------------
          Total current liabilities               5,634,418      6,806,030
                                               ------------   ------------
COMMITMENTS AND CONTINGENCIES (Note 6)

SHAREHOLDERS' DEFICIT:
  Series A convertible preferred stock,
   $.01 par value; aggregate liquidation
   value $4,577,459; 2,407,406 shares
   authorized; and 2,384,093 shares
   issued and outstanding                            23,841         23,841
  Common stock, $.01 par value; 10,000,000
   shares authorized; 1,782,740 shares
   issued and outstanding                            17,827         17,827
  Additional paid-in capital                      5,238,707      5,886,834
  Accumulated deficit                            (9,394,352)   (10,722,473)
                                               ------------   ------------
          Total shareholders' deficit            (4,113,977)    (4,793,971)

          Total liabilities and shareholders'
           deficit                             $  1,520,441   $  2,012,059
                                               ============   ============

The accompanying notes are an integral part of these financial statements.

                            VIDIMEDIX CORPORATION

                           STATEMENTS OF OPERATIONS

                                      Year Ended       Three Months Ended
                                      December 31,          March 31,
                                         1999          1999         2000
                                      -----------    ---------   -----------
                                                            (Unaudited)

REVENUES:
  Licenses and hardware                1,280,481       124,586        47,980
  Maintenance                             19,388           630        33,823
                                      ----------     ---------   -----------
          Total revenues               1,299,869       125,216        81,803

OPERATING EXPENSES:
  Cost of revenues                        606,303       67,599        42,026
  Research and development                615,731       33,793       455,097
  Sales and marketing                   1,429,602      381,249       467,016
  General and administrative            1,285,413      305,790       348,966
                                      -----------    ---------   -----------
          Total operating expenses      3,937,049      788,431     1,313,105
                                      -----------    ---------   -----------

LOSS FROM OPERATIONS                   (2,637,180)    (663,215)   (1,231,302)

INTEREST INCOME                               270            -             -

INTEREST EXPENSE                         (318,246)     (38,794)      (89,125)

OTHER EXPENSE, net                        (14,120)      (3,610)       (7,694)
                                      -----------    ---------   -----------

NET LOSS                              $(2,969,276)   $(705,619)  $(1,328,121)
                                      ===========    =========   ===========


















The accompanying notes are an integral part of these financial statements.

                              VIDIMEDIX CORPORATION
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

                                  Series A
                                 Convertible                         Additional                    Total
                               Preferred Stock      Common Stock       Paid-In   Accumulated   Shareholders'
                               Shares   Amount     Shares   Amount     Capital      Deficit       Deficit
                             ---------  -------  ---------  -------  ----------  ------------  ------------

BALANCE, December 31, 1998   2,384,093  $23,841  1,549,290  $15,493  $5,206,003  $( 6,425,076)  $(1,179,739)

ISSUANCE OF STOCK TO
 EMPLOYEES FOR SERVICES              -        -     18,635      186      14,163             -        14,349

EXERCISE OF STOCK OPTIONS            -        -    214,815    2,148      18,541             -        20,689

NET LOSS                             -        -          -        -           -    (2,969,276)   (2,969,276)
                             ---------  -------  ---------  -------  ----------  ------------   -----------

BALANCE, December 31, 1999   2,384,093   23,841  1,782,740   17,827   5,238,707    (9,394,352)   (4,113,977)

ISSUANCE OF WARRANTS
 (Unaudited)                         -        -          -        -     648,127             -       648,127

NET LOSS (Unaudited)                 -        -          -        -           -    (1,328,121)   (1,328,121)
                             ---------  -------  ---------  -------  ----------  ------------   -----------

BALANCE, March 31, 2000
 (unaudited)                 2,384,093  $23,841  1,782,740  $17,827  $5,238,707  $(10,722,473)  $(5,442,098)
                             =========  =======  =========  =======  ==========  ============   ===========



























The accompanying notes are an integral part of these financial statements.

                             VIDIMEDIX CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                          Year Ended       Three Months Ended
                                                                          December 31,          March 31,
                                                                             1999           1999        2000
                                                                          -----------    ---------  -----------
                                                                                              (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                $(2,969,276)   $(705,619) $(1,328,121)
  Adjustments to reconcile net loss to net cash used in operating activities-
     Depreciation                                                              65,936       23,475       12,921
     Accretion of discount on notes payable                                    34,554        8,639            -
     Amortization of lease guaranties                                          39,252        9,813        9,813
     Amortization of software development costs                                79,139            -       67,833
     Stock issued to employees for services                                    14,349            -            -
     Changes in assets and liabilities-
      Accounts receivable                                                     (11,258)      (8,002)      53,907
      Inventory                                                               (19,444)      31,307        9,111
      Prepaid software license                                                144,650       36,163            -
      Prepaid expenses and other current assets                              (374,074)     (21,549)      12,687
      Deposits                                                                 16,276            -            -
      Software development costs                                             (814,000)    (302,208)           -
      Accounts payable                                                        125,874      145,956      381,452
      Accrued liabilities                                                     596,158       83,853      279,903
      Deferred revenue                                                      1,050,761       39,412      111,354
                                                                          -----------    ---------  -----------
          Net cash used in operating activities                            (2,021,103)    (658,763)    (389,140)
                                                                          -----------    ---------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                          (34,622)     (15,111)      (7,106)
                                                                          -----------    ---------  -----------
          Net cash used in investing activities                               (34,622)     (15,111)      (7,106)
                                                                          -----------    ---------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bank line of credit                                         2,067,205      130,928      227,759
  Repayment on bank line of credit                                         (2,045,372)    (161,057)    (288,272)
  Proceeds from issuance of bridge notes and other notes                    2,026,149      679,625      485,000
  Repayment of bridge notes and other notes                                   (18,752)           0      (25,585)
  Proceeds from the exercise of stock options                                  20,689       17,737            -
                                                                          -----------    ---------  -----------
          Net cash provided by financing activities                         2,049,919      667,233      398,903
                                                                          -----------    ---------  -----------
NET (DECREASE) INCREASE IN CASH                                                (5,806)      (6,641)       2,657

CASH, beginning of period                                                       6,854        6,854        1,048
                                                                          -----------    ---------  -----------
CASH, end of period                                                       $     1,048    $     213  $     3,705
                                                                          ===========    =========  ===========
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Interest paid                                                           $     4,201    $     181  $     3,545

NONCASH INVESTING AND FINANCING ACTIVITY:
  Estimated fair value of warrants issued for consulting services         $         -    $       -  $   648,127






The accompanying notes are an integral part of these financial statements.

                              VIDIMEDIX CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

1.   THE COMPANY:

VidiMedix Corporation (the Company) is an Internet-enabled telemedicine/health information technology solutions provider. The Company develops and markets software systems that enable real-time interactive encounters between doctors/caregivers and their patients. The software systems combine video, voice and data transmission capabilities to allow doctors and other caregivers to examine, diagnose and initiate treatment of a patient over the Internet or other communication network, regardless of where they are located. The Company was incorporated in Texas in June 1995 and has office locations in both Austin, Texas, and San Diego, California.

On June 16, 2000, the Company's outstanding preferred and common stock was purchased by a subsidiary of e-MedSoft.com (e-MedSoft) for assumption of approximately $6.2 million in debt and liabilities. Of this amount, approximately $3.3 million was repaid with approximately 380,000 shares of e-MedSoft common stock and warrants to purchase approximately 336,000 shares of e-MedSoft common stock at an exercise price of $8.63 per share. See Note 9 regarding the settlement of certain of the Company's debt obligations and liabilities in connection with and subsequent to the acquisition. In connection with the acquisition, e-MedSoft has committed to issue up to an additional 6 million shares of its common stock to the Company's shareholders as an earn-out payment based on the Company achieving certain sales targets. e-MedSoft has accounted for this acquisition under the purchase method of accounting. The accompanying financial statements of the Company do not reflect the effect of the purchase accounting.

The accompanying financial statements have been prepared assuming the Company will continue as going concern. The Company has suffered recurring losses from operations, has historically not generated positive cash flows from operations, and e-MedSoft's plans with respect to the Company have not yet been finalized. These items raise substantial doubt about the Company's ability to continue has a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Interim Financial Information

The interim financial statements for the three months ended March 31, 1999 and 2000, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

Inventory

Inventory consists primarily of computer hardware purchased on behalf of the Company's customers in connection with contracts for the sale of the Company's products. Inventory is valued at the lower of cost or net realizable value.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

             Computer equipment                  3 years
             Software                            3 years
             Furniture and fixtures              7 years
             Leasehold improvements          Estimated useful
                                             life or term of
                                             the lease, if shorter

Maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in net income.

Software Development Costs

Costs of internally developed software for resale are expensed until the technological feasibility of the software product has been established. Thereafter, software development costs are capitalized and subsequently reported at the lower of unamortized cost or net realizable value. The capitalized software costs are amortized using the straight-line method over the three-year estimated useful life of the related product, beginning upon the declaration of the underlying product as generally available for sale. Amortization expense for the year ended December 31, 1999, and for the three months ended March 31, 1999 and 2000, was approximately $79,100, $- (unaudited) and $67,800 (unaudited), respectively. This amortization expense is reported within cost of revenues in the accompanying statements of operations. Accumulated amortization at December 31, 1999, and March 31, 2000, was approximately $79,100 and $146,900 (unaudited), respectively.

Asset Impairment

The Company assesses asset impairment based on the guidance set forth in Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of." The Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset.

Deferred Revenue

Customers are billed based on milestone completion as stipulated in the underlying contracts, and all amounts are recorded as deferred revenues until recognized in accordance with the Company's revenue recognition policy. Management believes that the deferred revenue as of December 31, 1999, and March 31, 2000, will be recognized during 2000 in connection with the completion of the related contracts. See Note 3 for a detail of deferred revenue.

Revenue Recognition

The Company's product is a bundled hardware and software system wherein the software is licensed under a perpetual license. Revenue is recognized in accordance with Statement of Position (SOP) 97-2, "Software Revenue Recognition," and SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." For perpetual licenses which provide maintenance, the portion of the license fee associated with maintenance is unbundled and recognized ratably over the maintenance period.

Maintenance contracts are available thereafter for negotiated periods, and the prices of the contract are generally based on the value of the licensed software products. The revenue allocated to the bundled hardware and software is generally recognized upon completion of installation and testing. Costs incurred to install the bundled hardware and software systems are deferred until completion of installation and testing, at which time they are recognized as cost of revenues.

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," as amended by SAB No. 101B, which is to be adopted no later than the quarter ending December 31, 2000, but is effective as of January 1, 2000. SAB No. 101 clarifies the SEC's views regarding recognition of revenue. Management does not believe that adoption of this pronouncement will have a significant effect on the Company's financial position or results of operations.

Cost of Revenues

Cost of revenues consists primarily of computer hardware, personnel costs related to the installation of the Company's product and amortization of software development costs.

Warranty Costs

The Company generally warrants its software for 90 days after delivery of the products. Warranty costs have historically not been significant, and management does not believe that it has any significant warranty exposure as of December 31, 1999, and March 31, 2000.

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation."

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

Major Customers and Risk Concentrations

The Company had revenues greater than 10 percent of total revenues to the following major customers:

                      Year Ended           Three Months Ended          Three Months Ended
                  December 31, 1999          March 31, 1999               March 31, 2000
               ----------------------     -----------------------     -----------------------
                           Percent of                  Percent of                  Percent of
               Revenues     Revenues      Revenues      Revenues      Revenues      Revenues
               --------    ----------     --------     ----------     --------     ----------
                                               (Unaudited)                  (Unaudited)
Customer A     $549,215     42.25%        $      -         -          $ 8,019         9.80%
Customer B      216,360     16.64                -         -            2,672         3.27
Customer C      161,466     12.42                -         -            1,198         1.46
Customer D      181,341     13.95          122,175       97.57%         2,685         3.28
Customer E      132,605     10.20                -         -                -          -
Customer F            -       -                  -         -           47,959        58.63
Customer G            -       -                  -         -           17,990        22.00

The Company had receivables greater than 10 percent of total receivables from the following major customers:

                        December 31, 1999            March 31, 2000
                                 Percent of                     Percent of
                  Receivable     Receivables     Receivable     Receivables
                  ----------     -----------     ----------     -----------
                                                        (Unaudited)
Customer H         $54,773         46.91%         $  2,613          4.08%
Customer I          39,000         33.40                 -           -
Customer C          22,500         19.27            27,835         43.46
Customer D               -           -              12,432         19.41
Customer G               -           -              19,055         29.75

The Company's customers are primarily in the healthcare industry. Accordingly, the Company is exposed to risks of fluctuations and funding in the healthcare industry. The Company is exposed to potential credit risk related to changes in business and economic factors; however, management believes that its contract acceptance, billing and collection policies are adequate to minimize the potential credit risk.

3.   DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consists of the following:

                                           December 31,       March 31,
                                              1999              2000
                                           ------------       ---------
                                                             (Unaudited)

     Advances to employees                  $  4,470          $  4,359
     Prepaid expenses                         62,967            50,391
     Deferred contract costs (see Note 2)    344,192           344,192
                                            --------          --------
                                            $411,629          $398,942
                                            ========          ========

Property and Equipment

Property and equipment, net, consists of the following:

                                           December 31,       March 31,
                                              1999              2000
                                           ------------       ---------
                                                             (Unaudited)

     Computer equipment                      $206,030         $213,136
     Furniture and fixtures                     3,937            3,937
     Purchased software                        69,233           69,233
     Leasehold improvements                    15,154           15,154
                                             --------         --------
                                              294,354          301,460
     Less- Accumulated depreciation
      and amortization                       (214,776)        (227,698)
                                             --------         --------
                                             $ 79,578         $ 73,762
                                             ========         ========

Depreciation and amortization expense for the year ended December 31, 1999, and for the three months ended March 31, 1999 and 2000, was approximately $66,000, $23,500 (unaudited) and $12,900 (unaudited), respectively.

Deposits and Other Assets

Deposits and other assets consists of the following:

                                           December 31,       March 31,
                                              1999              2000
                                           ------------       ---------
                                                             (Unaudited)

     Deposits on operating leases            $ 47,002         $ 47,002
     Guarantees on operating leases            54,640           44,827
     Prepaid consulting fees                        -          648,127
                                             --------         --------
                                             $101,642         $739,956
                                             ========         ========

One of the Company's directors personally guaranteed certain of the Company's operating leases. In consideration for providing the guarantees, the Company issued warrants to the director to acquire 98,459 shares of the Company's common stock and recorded the estimated fair value of the warrants as guarantees on operating leases. This asset is being amortized to various operating expenses over the term of the related leases. Amortization expense for the year ended December 31, 1999, and for the three months ended March 31, 1999 and 2000, was approximately $39,252, $9,813 (unaudited) and $9,813 (unaudited), respectively. See Note 7.

In connection with entering into a three-year agreement with a consulting firm in January 2000, the Company issued a warrant to the consulting firm to acquire 1,661,865 shares of the Company's common stock for $0.77 per share. The warrant was vested 50 percent upon issuance with the remaining 50 percent vesting in 90 days from the date of issuance. The Company recorded the estimated fair value of the warrant as prepaid consulting fees, and this amount will be amortized to sales and marketing over the period of the consulting agreement. No amortization expense has been reflected in the accompanying statement of operations for the three months ended March 31, 2000. See Notes 6 and 7.

Accrued Liabilities

Accrued liabilities consists of the following:

                                           December 31,       March 31,
                                              1999              2000
                                           ------------       ---------
                                                             (Unaudited)

     Accrued incentive compensation        $  547,982        $  627,125
     Accrued vacation                         131,930           158,171
     Accrued interest                         176,600           244,511
     Accrued salaries                               -           129,396
     Accrued taxes                             16,947            37,014
     Other accrued expenses                   149,777           106,925
                                           ----------        ----------
                                           $1,023,236        $1,303,142
                                           ==========        ==========

Deferred Revenue

Deferred revenue consists of the following:

                                           December 31,       March 31,
                                              1999              2000
                                           ------------       ---------
                                                             (Unaudited)

     Licenses and hardware contracts        $  937,798       $1,167,294
     Maintenance contracts                     174,647           56,504
                                            ----------       ----------
                                            $1,112,445       $1,223,798
                                            ==========       ==========

4.   NOTES PAYABLE:

The Company has the following notes payable to various related parties, employees and third parties as of December 31, 1999, and March 31, 2000:

                                                        December 31,     March 31,
                                                           1999            2000
                                                        ------------    ----------
                                                                        (Unaudited)
Notes payable to related parties-

 Various bridge notes payable to related parties;
 due dates ranging from December 1999 to June 2000;
 interest at 10% per annum; unsecured.  The
 Company has been unable to repay these notes as
 they become due, but the notes were settled in
 connection with the acquisition of the Company
 by e-MedSoft which is described in Note 1.  Also
 see Note 9.                                            $  711,544     $  791,544

 Various notes payable to officers and directors;
 maturing June 30, 2000; interest at 10% per
 annum; unsecured. The notes were settled in
 connection with the acquisition of the Company
 by e-MedSoft which is described in Note 1.  Also
 see Note 9.                                                41,359         71,359
                                                        ----------     ----------
                                                           752,903        862,903
                                                        ----------     ----------

 Various notes payable to employees for unpaid wages;
 certain of the notes with principal totaling $109,500
 were due the earlier of December 31, 1999, completion
 of a sale of Series B preferred stock or the sale of
 the Company; certain of the notes totaling $47,380 are
 due the earliest of June 30, 2000, completion of a
 second permanent equity financing of at least $5
 million or the sale of the Company; interest at 10%
 per annum; unsecured.  The Company has been unable
 to repay these notes as they become due, but the
 notes were settled in connection with the acquisition
 of the Company by e-MedSoft which is described in
 Note 1.  Also see Note 9.                                 157,330        157,330
                                                        ----------     ----------

                                     F-12


Notes payable to third parties-

 Bridge notes payable to corporations; due dates
 ranging from December 1999 to June 2000; interest
 at 10% per annum; unsecured.  The Company has
 been unable to repay these notes as they become
 due, but they were settled in connection with
 the acquisition of the Company by e-MedSoft which
 is described in Note 1.  Also see Note 9.               1,210,000      1,360,000

 Bridge notes payable to individuals; due dates
 ranging from November 1999 through June 2000;
 interest at 10% per annum; unsecured.  The Company
 has been unable to repay these notes as they
 become due, but the notes were settled in connec-
 tion with the acquisition of the Company by
 e-MedSoft which is described in Note 1.  Also see
 Note 10.                                                  375,000        600,000

 Demand note payable to a corporation; interest at
 12 percent per annum; unsecured.                            2,445              -

 Accounts Receivable Purchase Agreement with a bank;
 automatically renewable on an annual basis; the
 Company may receive up to 80% of the acceptable
 accounts receivable delivered to the financial
 institution; the agreement provides for a maximum
 outstanding balance of $500,000; amounts outstanding
 are due upon realization of the related receivables;
 interest payable monthly at 1.75% of the average
 daily account balance (effective annual interest rate
 of 21%); secured by certain assets of the Company.         93,493         32,981

 Note payable to a bank; maturing the earlier of
 February 10, 2000 or the closing of the sale of any
 equity securities to one or more institutional investors
 or venture capital firms; interest at prime plus 1.5
 percent (10 percent and 10.33 percent at December 31,
 1999, and March 31, 2000, respectively); secured by
 certain assets of the Company, including inventory,
 equipment, contract rights and intangibles.               200,000        176,859
                                                        ----------     ----------
                                                         1,880,938      2,169,840
                                                        ----------     ----------
                                                        $2,791,171     $3,190,073
                                                        ==========     ==========

The agreements with respect to the accounts receivable purchase agreement and note payable to a bank contain warranties and covenants and require maintenance of certain financial ratios. Default on any warranty or covenant could affect the ability to borrow under the agreements and, if not waived or corrected, could accelerate the maturity of any borrowings outstanding under the applicable agreement. At December 31, 1999, and March 31, 2000, the Company was in default of warranties and covenants contained in these agreements and such defaults had not been waived. All amounts due under the agreements, however, have been reflected as current liabilities in the accompanying balance sheets.

5.   INCOME TAXES:

As of December 31, 1999, and March 31, 2000, the Company had federal net operating loss carryforwards of approximately $9 million and $10.1 million (unaudited), respectively. The net operating loss carryforward will expire in varying amounts through 2019 if not utilized.

Utilization of the net operating loss may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of the net operating loss before utilization.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes are as follows:

                                           December 31,       March 31,
                                              1999              2000
                                           ------------     -----------
                                                             (Unaudited)

Deferred tax assets-
  Net operating loss carryforwards         $ 3,062,026      $ 3,433,762
  Depreciation and amortization                 25,401           28,291
  Accrued compensation and other               231,170          310,995
                                           -----------      -----------
          Gross deferred tax asset           3,318,597        3,773,048
                                           -----------      -----------

Deferred tax liability-
  Other                                         (4,129)          (4,129)
                                           -----------      -----------
          Gross deferred tax liability          (4,129)          (4,129)
                                           -----------      -----------

Less- Valuation allowance                   (3,314,468)      (3,768,919)
                                           -----------      -----------
          Net deferred tax asset           $         -      $         -
                                           ===========      ===========

A valuation allowance has been provided to offset the net deferred tax assets due to the uncertainties regarding the future realization of the net operating loss carryforward and other deferred tax assets.

The Company's provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34 percent to the loss before income taxes as a result of the application of the valuation allowance.

6.   COMMITMENTS AND CONTINGENCIES:

Leases

The Company leases office space and equipment under noncancelable operating leases with various expiration dates through May 2001. Rent expense for the year ended December 31, 1999, and the three months ended March 31, 1999 and 2000, was approximately $462,000, $115,000 (unaudited) and $125,000

(unaudited), respectively. The terms of the office lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid.

Future minimum lease payments under noncancelable operating leases consist of the following:

          For the year ending December 31-
            2000                                         $470,326
            2001                                          168,574
            2002                                           73,650
            2003                                            6,130
                                                         --------
                 Total minimum lease payments            $718,680
                                                         ========

Litigation

The Company is, from time to time, subject to various disputes or legal actions arising in the ordinary course of business. As of December 31, 1999, and March 31, 2000, the Company was not involved in any significant disputes or legal actions.

Employment Agreements

The Company maintains employment agreements with 12 key employees. The terms of the employment agreements is generally three years, and the agreements provide for payment of the employees' salaries for a stated period of time ranging from three months up to one year from the date of termination. Termination must be without cause, as defined. As of December 31, 1999, the
maximum contingent liability was approximately $640,000.   None of these
employees have been terminated in connection with the acquisition of the Company be e-MedSoft in June 2000 (see Note 1).

Consulting and Marketing Agreements

The Company has noncancellable agreements with various individuals to provide consulting services to the Company. These agreements require the Company to make payments to the individuals during the periods that the agreements are in effect. As of December 31, 1999, future minimum payments under the agreements totaled approximately $120,000 for 2000 and $110,000 for 2001.

In February 2000, the Company entered into a noncancellable agreement with a firm to provide various marketing services. The agreement requires the Company to make payments during the period that the agreement is in effect. As of March 31, 2000, future minimum payments under the agreement totaled approximately $36,000 for 2000 and $24,000 for 2001.

Distribution and Service Agreement

In January 2000, the Company entered into a three year agreement with a healthcare consulting firm to promote the Company's products in its marketing materials and marketing efforts, including the consulting firm's web sites, client newsletters and other client publications and seminars. The consulting firm also agreed to train certain of its personnel concerning the Company's products. The Company agreed to the following:

* The Company will purchase a minimum of $3 million of consulting services from the consulting firm over the term of the agreements. If the Company does not purchase this minimum by the termination date of the agreement or if the agreement is terminated prior to its term for any reason other than a breach by the consulting firm, the Company will owe the difference between the minimum commitment and the actual amount of consulting services purchased:

* The Company will pay approximately $6.7 million for being designated as a preferred member of the consulting firm's digital business transformation partner program. Of this amount, $1.7 million shall be paid in cash ($75,000 upon execution of the agreement, $650,000 in June 2000, $500,000 in September 2000, and $500,000 in December 2000), $3 million in warrants to purchase the Company's stock, $6,700 in cash for each introduction to potential customers up to a maximum of $1 million, and 20 percent of the contract value for each client of the consulting firm that contracts with the Company up to a maximum of $1 million.

In connection with this agreement, the Company issued a warrant to the consulting firm to purchase 1,661,865 shares of the Company's common stock at $0.77 per share. This warrant was 50 percent vested upon issuance with the remaining 50 percent to vest in 90 days. The warrant expires ten years from the date of issuance. The Company estimated the approximate $648,000 fair value of this warrant using the minimum value method and has recorded this amount as prepaid consulting fees within Deposits and Other Assets in the accompanying balance. These prepaid consulting fees are being amortized over the term of the consulting agreement (see Note 3). In connection with the acquisition of the Company by e-MedSoft in June 2000 (see Note 1), this warrant was cancelled.

Other

During 1998, the Company entered into a software license agreement which requires prepayment for license fees. The Company is obligated to purchase a minimum number of licenses during the two-year period ending September 1, 2000. If the Company does not purchase the minimum quantity, a shortfall payment could be required. The contract terminates under certain conditions or on September 1, 2000, unless the parties mutually agree to extend the term for additional one-year periods. Although the Company will not have purchased the minimum number of license agreements by September 1, 2000, management does not believe there will be any shortfall payment required since the Company has been charged full price for the software they purchased during 1999 and did not receive the volume discounts that would necessitate a shortfall payment.

The Company has noncancellable agreements with various service providers to purchase minimum levels of service over stated periods. As of December 31, 1999 future minimum payments under the agreements totaled approximately $41,700 for 2000 and $60,200 for 2001 and thereafter.

7.   CAPITAL STOCK:

Series A Convertible Preferred Stock

The Company's articles of incorporation, as amended, authorize the Company to issue 5,000,000 shares of $.01 par value preferred stock, 2,407,406 shares of which have been designated as Series A preferred stock (Series A). Each share of Series A is convertible to common stock upon issuance, at the option of the holder, based on a conversion ratio of 1:1 as of December 31,

1999, subject to adjustment for dilution. Each share of Series A automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon the closing of a public offering of common stock at a per share price of at least $3.00 per share, subject to adjustment for dilution, with net proceeds of at least $7,500,000.

The holders of the Series A will be entitled to participate in dividends on common stock, when and if declared by the board of directors. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, Series A holders are entitled to receive an amount of $1.92 per share, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock. If the assets of the Company available for distribution to shareholders upon dissolution, liquidation or winding up are insufficient to permit payment in full of the liquidation value to holders of the Series A preferred stock, $4,577,459, at December 31, 1999, the entire assets will be distributed on a pro rata basis among the Series A shareholders.

The holders of the Series A are entitled to vote on all matters and shall have that number of votes equal to the number of shares of common stock into which each such holder's Series A could then be converted.

Common Stock

The Company's Articles of Incorporation, as amended, authorize the Company to issue 10,000,000 shares of $0.01 par value common stock. Certain shares are subject to a right of repurchase at issue value at the Company's option only, subject to vesting, which is generally over a four-year period from the earlier of the grant date or employee hire date, as applicable, until vesting is complete. At December 31, 1999, there were 85,543 shares subject to repurchase.

Warrants

In connection with certain notes payable to related parties, consulting agreements and lease guarantees by a director of the Company, the Company issued warrants in 1998 to purchase 527,062 shares of common stock at prices ranging from $0.175 to $1.92 per share. Such warrants are outstanding at December 31, 1998, and expire in varying amounts through July 2003.

In connection with the acquisition of the Company by e-MedSoft in June 2000 (see Note 1), all of the Company's outstanding warrants were canceled.

Stock Options

The Company has two stock option plans. The plans provide for the granting of stock options to employees and consultants of the Company. Options granted under the plans may be either incentive stock options or nonqualified stock options. Incentive stock options (ISO) may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options (NSO) may be granted to Company employees and consultants. The Company has reserved 1,839,965 shares of common stock for issuance under the plans.

Options under the plans may be granted for periods of up to 10 years and at prices determined by the board of directors, provided, however, that (a) the exercise price of an ISO shall not be less than 100 percent of the estimated fair value of the shares on the date of grant and (b) the exercise price of an ISO granted to a 10 percent shareholder shall not be less than 110 percent of the estimated fair value of the shares on the date of grant.

Options are exercisable upon vesting for a period of up to 10 years at such times and under such conditions as determined by the board of directors.

Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted-average assumptions used for grants during the year ended December 31, 1999:

                                     December 31,        March 31,
                                        1999               2000
                                     -----------         ---------
                                                        (Unaudited)

Dividend yield                           -                   -
Expected volatility                      -                   -
Risk-free rate of return                5.89%              7.07%
Expected life                         9.42 years         9.90 years

The following table summarizes the activity in the Company's stock option plans:

                                 December 31, 1999        March 31, 2000
                               ---------------------    ------------------
                                           Weighted               Weighted
                                           Average                Average
                                           Exercise               Exercise
                                Shares       Price      Shares     Price
                              ---------    --------     -------   --------
                                                           (Unaudited)
Outstanding, beginning of
 period                       1,047,778     $0.783      768,754    $0.723
  Awards                         21,000      0.776      101,112     0.770
  Exercises                    (214,815)     0.096            -      -
  Forfeitures                   (85,209)     0.749            -      -
                              ---------                 -------
Outstanding, end of period      768,754      0.723      869,866     0.729
                              =========                 =======
Options exercisable             497,594      0.912      497,594
                              =========                 =======
Weighted average fair value                  0.343                  0.390
 of options granted during
 the period

The following is additional information relating to options outstanding at December 31, 1999:

                    Options Outstanding             Options Exercisable
           ------------------------------------   ----------------------
                          Weighted
                           Average
                          Remaining    Weighted                 Weighted
                         Contractual   Average                  Average
Exercise      Number        Life       Exercise     Number      Exercise
 Prices    Outstanding     (Years)      Price     Exercisable    Price
--------   -----------   -----------   --------   -----------   --------

$0.085       62,598          2.33       $0.085       44,511     $0.085
 0.100       41,730          2.75        0.100       27,817      0.100
 0.770      560,258          9.42        0.770      321,098      0.770
 1.920      104,168          2.83        1.920      104,168      1.920
            -------                                 -------
            768,754                                 497,594
            =======                                 =======

In connection with the acquisition of the Company by e-MedSoft in June 2000 (see Note 1), all the Company's outstanding options were canceled.

8.   BENEFIT PLAN:

The Company has a defined contribution profit-sharing plan (the Plan) incorporating features under Section 401(k) of the Internal Revenue Code designed to provide retirement benefits to its employees. The Plan covers substantially all employees of the Company. The plan documents state that the Company may provide a matching contribution. For the year ended December 31, 1999, and the three months ended March 31, 2000, the Company did not elect to make a matching contribution.

9.  SUBSEQUENT EVENT:

As discussed in Note 1, all of the Company's outstanding common and preferred stock was acquired by a subsidiary of e-MedSoft on June 16, 2000, for assumption of approximately $6.2 million in debt and liabilities. Upon acquisition, the Company's bridge notes and related accrued interest, totaling approximately $3.2 million at the acquisition date, were settled through the issuance of approximately 366,000 shares of e-MedSoft common stock and warrants to acquire approximately 336,000 shares of e-MedSoft common stock at $8.63 per share. Also upon acquisition, accrued interest of approximately $30,000 on the notes payable to employees, $15,000 in miscellaneous accrued liabilities and $94,000 in accrued vacation were settled through the issuance of approximately 14,000 shares of e-MedSoft common stock. e-MedSoft also issued options to purchase 50,000 shares of its common stock at an exercise price equal to the per share value of e-MedSoft's common stock on the date of issuance in settlement of the Company's accrued incentive compensation of approximately $602,000 as of the date of acquisition. Subsequent to the acquisition, e-MedSoft loaned approximately $1.3 million in cash to the Company, most of which has been used to pay certain of the Company's other liabilities that existed as of the date of acquisition.

     (b)  PRO FORMA FINANCIAL INFORMATION.

     UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.

     The following unaudited pro forma combined financial statements are derived from the audited March 31, 2000 financial statements of e-MedSoft.com and the audited December 31, 1999 financial statements of VidiMedix Corporation and give effect to the acquisition of VidiMedix Corporation (the "VidiMedix Acquisition") by the registrant on June 16, 2000. The unaudited pro forma combined balance sheet as of March 31, 2000 and the unaudited pro forma combined statements of operations for the year ended March 31, 2000 reflect the VidiMedix Acquisition as if it had occurred on March 31, 2000 for the unaudited pro forma combined balance sheet and at April 1, 1999 for the unaudited pro forma combined statement of operations. The unaudited pro forma combined financial statements do not purport to be indicative of the results that would actually have been obtained if the combination had been in effect on the dates indicated, or that may be obtained in the future. The unaudited pro forma combined financial statements should be read in conjunction with the audited March 31, 2000 consolidated financial statements of e-MedSoft.com and the audited December 31, 1999 financial statements of VidiMedix Corporation, together with the related notes thereto.

e-MedSoft.com
Unaudited Proforma Combined Balance Sheet
March 31, 2000

                                                                           Proforma                Proforma
                                                   VidiMedix             Adjustments (1)           Combined
                                    e-MedSoft     (unaudited)     DR.                CR.          (unaudited)
                                   ------------   -----------   -----------       -----------     ------------
ASSETS
Current Assets:
Cash and Cash Equivalents          $ 59,866,213   $     3,705   $         -       $         -     $ 59,869,918
Accounts Receivable, net             17,817,382        62,846             -                 -       17,880,228
Other Receivables                     2,111,310         4,359             -                 -        2,115,669
Inventory                             1,106,960        65,820             -                 -        1,172,780
Prepayments and Other
  Current Assets                      1,554,570       394,583             -                 -        1,949,153
                                   ------------   -----------   -----------       -----------     ------------
                                     82,456,435      531,313              -                 -       82,987,748
                                   ------------   -----------   -----------       -----------     ------------
Long-Term Assets:
Property, Plant and Fixtures, net     2,603,302        73,762             -                 -        2,677,064
Goodwill, net                        37,867,333             -     6,268,390 (2)             -       44,135,723
Investments                          26,285,000             -             -                 -       26,285,000
Technology License Fee                2,800,000             -             -                 -        2,800,000
Deferred Software Costs               8,640,202       667,028             -                 -        9,307,230
Distribution Channel                 36,100,000             -             -                 -       36,100,000
Deferred Contract                    67,462,914             -             -                 -       67,462,914
Other Assets                            881,467       739,956             -                 -        1,621,423
                                   ------------   -----------   -----------       -----------     ------------
                                    182,640,218     1,480,746     6,268,390                 -      190,389,354
                                   ------------   -----------   -----------       -----------     ------------
  TOTAL ASSETS                     $265,096,653   $ 2,012,059   $ 6,268,390       $         -     $273,377,102
                                   ============   ===========   ===========       ===========     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Line of Credit                     $    807,180   $    32,981             -                 -     $    840,161
Accounts Payable                     21,269,973     1,089,017             -                 -       22,358,990
Accruals and Other Liabilities        4,443,805     3,597,331     3,039,208 (2)       100,000 (2)    5,101,928
Income Taxes Payable                    443,409             -             -                 -          443,409
Deferred Sales                                -     1,223,798             -                 -        1,223,798
Related Party Debt                      138,782       862,903       862,903 (2)             -          138,782
Current Maturities                      942,981             -             -                 -          942,981
                                   ------------   -----------   -----------       -----------     ------------
                                     28,046,130     6,806,030     3,902,111           100,000       31,050,049
                                   ------------   -----------   -----------       -----------     ------------
Long Term Liabilities:
Capital Leases                          739,306             -             -                 -          739,306
Bridge Financing                         67,528             -             -                 -           67,528
Lease Commitments                     3,063,700             -             -                 -        3,063,700
                                   ------------   -----------   -----------       -----------     ------------
                                      3,870,534             -             -                 -        3,870,534
                                   ------------   -----------   -----------       -----------     ------------
Minority Interest                     4,176,862             -             -                 -        4,176,862

Stockholders' Equity:
Preferred Stock                               -        23,841        23,841 (4)             -                -
Common Shares                            75,735        17,827        17,827 (4)           380 (3)       76,115
Paid in Capital                     244,495,796     5,886,834     5,886,834 (4)     5,276,150 (3)  249,771,946
Stock Subscription                   (5,000,000)            -             -                 -       (5,000,000)
Retained Earnings (Deficit)         (10,568,404)  (10,722,473)            -        10,722,473 (4)  (10,568,404)
                                   ------------   -----------   -----------       -----------     ------------
                                    229,003,127    (4,793,971)    5,928,502        15,999,003      234,279,657
                                   ------------   -----------   -----------       -----------     ------------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY               $265,096,653   $ 2,012,059   $ 9,830,613       $16,099,003     $273,377,102
                                   ============   ===========   ===========       ===========     ============

The accompanying notes are an integral part of these unaudited proforma combined financial statements.

e-MedSoft.com
Unaudited Proforma Combined Statement of Operations
For the Year Ended March 31, 2000

                                                                       Proforma               Proforma
                                                                    Adjustments (1)           Combined
                                   e-MedSoft(5)   VidiMedix(5)     DR.           CR.         (unaudited)
                                   -----------    -----------    ----------    ---------      ------------

Net Sales                          $45,982,416    $ 1,299,869   $         -    $       -       $47,282,285

Costs and Expenses
  Cost of Sales                     35,890,430        783,632             -            -        36,674,062
  Research and Development           1,515,054        578,768             -            -         2,093,822
  Sales and Marketing                5,255,502      1,234,634             -            -         6,490,136
  General and Administrative         8,743,921      1,274,079             -            -        10,018,000
  Non Cash Compensation                832,240              -             -            -           832,240
  Depreciation and Amortization      1,916,012         65,936       895,484 (6)        -         2,877,432
                                   -----------    -----------   -----------    ---------      ------------
                                    54,153,159      3,937,049       895,484            -        58,985,692
                                   -----------    -----------   -----------    ---------      ------------

Loss from Operations                (8,170,743)    (2,637,180)     (895,484)           -       (11,703,407)

Interest & Other Expense             1,570,329        332,096             -      318,246 (7)     1,584,179
                                   -----------    -----------   -----------    ---------      ------------

Loss Before Income Taxes,
 Extraordinary Item and Minority
 Interest                           (9,741,072)    (2,969,276)     (895,484)     318,246       (13,287,586)
Extraordinary Income                   357,152              -             -            -           357,152
                                   -----------    -----------   -----------    ---------      ------------
Loss Before Income Taxes and
 Minority Interest                  (9,383,920)    (2,969,276)     (895,484)     318,246       (12,930,434)

Tax Provision                          360,798              -            -            -            360,798

Minority Interest, net of tax          (79,384)             -             -            -           (79,384)
                                   -----------    -----------   -----------    ---------      ------------
Net Loss                           $(9,665,334)   $(2,969,276)  $  (895,484)   $ 318,246      $(13,211,848)
                                   ===========    ===========   ===========    =========      ============

Net Loss Per Share                 $     (0.17)                                               $      (0.23)

Average Weighted Shares
 Outstanding                        56,345,463         379,573             -            -        56,725,036



The accompanying notes are an integral part of these unaudited proforma combined financial statements.

                      NOTES TO THE UNAUDITED PRO FORMA
                       COMBINED FINANCIAL STATEMENTS
GENERAL

     1. The adjustments included in the unaudited pro forma combined financial statements are based upon currently available information and upon certain assumptions that e-MedSoft.com's management believes are reasonable. e-MedSoft.com accounted for the VidiMedix Acquisition as a purchase of VidiMedix by e-MedSoft.com. VidiMedix's assets and liabilities were recorded at their initial estimated fair market value, less certain adjustments, as of the date of the VidiMedix Acquisition. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected herein.

      2. The following table details the allocation of the VidiMedix purchase price:

         VidiMedix purchase price                         $5,276,530
         Acquisition costs                                   100,000
                                                          ----------
         Adjusted purchase price                           5,376,530

         Add:  VidiMedix negative equity                   4,793,970

         Less:  Debt paid by issuance of
                 e-MedSoft common stock and warrants      (3,300,592)

                Settlement of accrued incentive
                 compensation through issuance of
                 e-MedSoft stock options                    (601,518)
                                                          ----------
         Goodwill                                         $6,268,390
                                                          ==========

     The purchase price in connection with this acquisition represents the value of 379,573 shares of the Company's common stock issued plus warrants to purchase an aggregate of 366,216 shares of the Company's common stock at $8.63 per share.

     The allocation of the purchase price of VidiMedix is preliminary and will be finalized upon completion of asset valuations. In addition, e-MedSoft.com is still evaluating certain obligations of VidiMedix prior to the acquisition and further adjustments to the preliminary purchase price may result.

     The goodwill will be amortized using the straight-line method over a period of 7 years.

     3. Reflects the issuance of 379,573 million restricted shares of e-MedSoft common stock and 336,216 warrants, valued at $5,276,530, to certain creditors of VidiMedix Corporation.

     4. Reflects the elimination of VidiMedix's historical shareholders' equity balance.

     5. The unaudited combined pro forma statement of operations include e-MedSoft.com audited operations for the year ended March 31, 2000 that were derived from e-MedSoft.com's audited March 31, 2000 consolidated financial statements. The statement of operations for VidiMedix Corporation included in the pro forma is for the year ended December 31, 1999 that were derived from VidiMedix's audited December 31, 1999 financial statements.

     6. Represents the amortization of goodwill using the straight-line method over a period of 7 years.

     7.   Represents savings of interest on notes payable.